UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2009

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

As previously disclosed, in June 2007, Momenta Pharmaceuticals, Inc. (the “Company”) and Sandoz AG (“Sandoz”) signed a Collaboration and License Agreement (the “Agreement”) to exclusively collaborate on the development and commercialization of four product candidates.  Under the terms of the Agreement, the Company and Sandoz agreed to (i) jointly develop, manufacture and commercialize M356, a generic version of Copaxone (glatiramer acetate), worldwide; (ii) expand the geographic markets related to M-Enoxaparin to include the European Union; and (iii) collaborate on the development and commercialization of two biosimilar products, referred to as M178 and M249.  In December 2008, the Company and Sandoz terminated the collaborative program with regard to M249, as disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2008.

On December 15, the Company and Sandoz agreed to terminate their collaborative program with regard to M178 and clarify the surviving rights of each of the parties following such termination.  Of the remaining $178.0 million in milestone payments that the Company was eligible to receive under the Agreement (if all milestones were achieved for the three remaining product candidates), the milestone payments related to M178 totaled $15.0 million.  Notwithstanding the foregoing, Momenta may receive a portion of the milestone payments related to M178 in the event that certain intellectual property rights and data developed by Momenta are used by Sandoz in a product that receives regulatory approval.  The Company is continuing to collaborate with Sandoz on M356 and M-Enoxaparin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)

Date: December 18, 2009